UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                    ----------------------------------

                                 FORM 8-K
                              CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

             Date of Report (Date of earliest event reported):
                              March 19, 2008

                    ----------------------------------

                         WERNER ENTERPRISES, INC.
          (Exact name of registrant as specified in its charter)


     NEBRASKA                          0-14690                   47-0648386
(State or other jurisdiction of      (Commission File         (IRS Employer
incorporation)                        Number)           Identification No.)


14507 FRONTIER ROAD
POST OFFICE BOX 45308
OMAHA, NEBRASKA                                                       68145
(Address of principal                                            (Zip Code)
executive offices)

    Registrant's telephone number, including area code:  (402) 895-6640


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01  OTHER EVENTS.

On March 7, 2008, the Registrant issued a press release and filed a Form 8-K announcing its participation in the 6th Annual JPMorgan Aviation and Transportation Conference in New York City, New York on March 19, 2008. As announced in such documents, John J. Steele, the Registrant's Executive Vice President, Treasurer and Chief Financial Officer, will be presenting a business overview and highlights of the Registrant to the investment community at 8:30 a.m. (ET). This presentation is available to the public on the internet through a live audio webcast, and a replay of the webcast presentation will be available for 30 days. Both the live webcast and the replay are publicly accessible under the "Investor Information" link on the Registrant's website at www.werner.com.

During the presentation, Mr. Steele will make comments regarding the Registrant's (i) January and February 2008 results and (ii) first quarter 2008 earnings expectations compared to first quarter 2007, as follows:

          "Earlier this morning, we filed an 8-K with specific comments that I am going to discuss with you regarding first quarter 2008. During another transportation conference held on February 13, 2008, in our prepared remarks we stated that due to several factors and based on our January 2008 results, it is likely that our earnings per share for the first quarter of 2008 will be significantly lower than our earnings per share for the first quarter 2007.

          "After finalizing our February 2008 results, we are updating those remarks. Although the first two months were profitable, we expect that our first quarter 2008 earnings per share will be substantially lower than our first quarter 2007 earnings per share.

          "There are several factors that are causing this quarter to be very challenging:

          "The  freight market continues to be difficult.  Load counts began at a very low level in January 2008, below load count levels of the previous five years. While we have experienced the typical seasonal improvement in load counts from January, to February, to this point in March, load counts continue to be below levels of the previous five years. By far the most challenging sector of our business is our medium-to-long haul van division. Beginning a year ago, we believe we were the first public truckload carrier to begin a fleet reduction of our medium-to-long haul van fleet. We have cumulatively taken out over 30% of our trucks from this division, including the 200 trucks we took out in January 2008. This decision has helped us soften the impact of a very weak long-haul market and has enabled us to improve truck utilization and maintain our rate per mile on a year-over-year basis.

          "Fuel prices have been rising rapidly and this week reached $1.39 per gallon higher than the same time a year ago. This compares to a 72 cent per gallon year-over-year average price increase in fourth quarter 2007 compared to fourth quarter 2006. Since Werner purchases over 14 million gallons of fuel a month, this is a large cost increase. Over the long term, we have been able to recover over 80% of the fuel cost increase through our fuel surcharge programs. However, when fuel prices rise rapidly, the recovery percentage is temporarily lower since costs increase daily while surcharge billings tend to lag because surcharge rates are adjusted weekly based on the national DOE fuel survey price.

          "In addition, first quarter 2008 winter weather conditions were generally worse than normal compared to a milder than normal first quarter 2007. This contributed to higher than anticipated truck maintenance repairs and equipment related costs. Finally, the softer freight market and high fuel prices are causing demand to be softer for the sale of our used trucks, which is reducing the gains on sales of our trucks.

          "We believe that the continuation of a soft freight market and the spike in fuel prices are making it increasingly more difficult for many truckload carriers to stay in business. An acceleration of trucking company failures may cause a decline in industry truck capacity and could improve the supply/demand balance in our industry."

This current report on Form 8-K and the oral public statements made by a representative of the Registrant during the aforementioned webcast may contain forward-looking statements, which are based on information currently available to our management and are current only as of the date made. Therefore, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007. The Registrant assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updating or revising may be accomplished through the filing of reports with the U.S. Securities and Exchange Commission, issuance of press releases or by other methods of public disclosure.

                                SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WERNER ENTERPRISES, INC.


Date:      March 19, 2008               By:  /s/ John J. Steele
          -------------------                --------------------------
                                             John J. Steele
                                             Executive Vice President,
                                               Treasurer and Chief
                                               Financial Officer


Date:      March 19, 2008               By:  /s/ James L. Johnson
          -------------------                --------------------------
                                             James L. Johnson
                                             Senior Vice President,
                                               Controller and Corporate
                                               Secretary